EXCLUSIVE PATENTS LICENSE

THIS LICENSE AGREEMENT made and entered into this 3rd day of July 2013 by and between Perko Worldwide, Corp., a Delaware Corporation ("**LICENSEE**") and David Perko, an Individual ("**PERKO**").

WHEREAS, PERKO, is the owner of the following U.S. Patent No. 7,013,828 B21, Relating to a large planning vessel with inflatable buoyancy when in its displacement mode and folding wing lift devices to assist the vessel to rise in the planning mode able to achieve very high speed ocean transit in a planning/ground effects mode (the Patent").

WHEREAS, LICENSEE wishes to License the Patent for the development, construction and operation of the vessel that is the subject of the Patent.

WHEREAS, PERKO wishes to grant and **LICENSEE** wishes to obtain an exclusive License for the use of the Patents.

WHEREAS, PERKO and **LICENSEE** wish to enter into a formal, written licensing agreement granting **LICENSEE** the exclusive License to use the Patents, upon the terms and conditions contained herein.

NOW THEREFORE, the parties hereto in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the promises and covenants contained herein, agree as follows:

1. **GRANT**. **PERKO** grants to **LICENSEE** the exclusive right to modify, customize, maintain, incorporate, manufacture, sell, and otherwise utilize and practice the above stated Patent, all improvements thereto and all technology related to the process, throughout the world. This license shall apply to any extension or re-issue of the Patents.

2. **TERM.** This License shall be for the life of the Patent and any renewal thereof, subject to termination as provided for herein.

3. **VALUE OF LICENSE.** The Parties agree that the value of this License is $45.56 Million US dollars. This Valuation is based upon the Patent Appraisal by Cardinal Intellectual Property, a third party appraiser.

4. **CONSIDERATION.** As consideration for the License, **LICENSEE** shall pay **LICENSOR** a Licensing Fee consisting of the following of

(a) LICENSEE shall bear the costs of protecting the LICENSEE'S proprietary rights and filing and maintaining any and all patents which incorporate the technology licensed pursuant to the Agreement, until such time as the Licensing Fee is paid in full.

(b) A License fee in the amount **FIVE MILLION DOLLARS** ($5,000,000), this payment shall be in the form of 5-year Promissory Note, which will be due and payable July 3, 2018. The Note will bear simple interest at the rate of 7% per annum.

(c) A royalty (the "Royalty") equal to 3% of the gross revenues generated by each ship using the Patented Technology. The Royalty is due and payable in perpetuity as long as the vessels using the Patented Technology are operational and the obligation to pay Royalties shall survive the termination of this License. Royalties shall be paid on a quarterly basis, with a report of sales and payment due no later than 15 days after the end of the quarter. **LICENSEE** shall permit **PERKO**, and **PERKO'** agents reasonable access to any and all of the records of **LICENSEE** related to the use of the Patents and to Royalties. Such accountings shall be deemed final if LICENSEE receives no objection or request for audit within 1 year following receipt of such accounting. In the event of a dispute, the parties shall appoint a disinterested certified public accountant to conduct an audit. Each party may present argument or materials to the certified public accountant. The decision of the certified public accountant shall be final and may be entered as a judgment in any court with jurisdiction. The prevailing party shall pay the cost of the audit. In the event that the parties cannot agree on a disinterested certified public accountant, each party shall appoint a certified public accountant and the two shall appoint a third certified public accountant, and the majority of those persons shall appoint the single disinterested Certified Public Accountant. The expense of the panel of appointment shall be borne by each party equally. Interest at the highest legal rate shall accrue on any unpaid royalties.

5. **IMPROVEMENTS.** In the event of any improvement of the Patent, PERKO shall disclose these improvements to the LICENSEE, and the **LICENSEE** shall have the right to use and practice the improvements.

6. **RIGHT OF FIRST REFUSAL.** In addition, **LICENSEE** is hereby granted a right of first refusal for any additional technology **PERKO** develops.

7. **ASSISTANCE.** **PERKO** shall provide reasonable cooperation and assistance to **LICENSEE** as to the practice and use of the Patents.

8. **ACKNOWLEDGEMENTS**

(a) **LICENSEE** acknowledges and agrees that **PERKO** is the sole owner of the Patents and all proprietary information in connection with the Patents and that such information constitutes trade secrets of **PERKO'**, which are revealed to the **LICENSEE** in confidence and that no right is given to or acquired by the **LICENSEE** to disclose, duplicate, license, sell or reveal any portion thereof, except as contemplated by this Agreement.

9. **BOOKS AND RECORDS**. **LICENSEE** shall maintain full and accurate books and records showing the gross revenues generated by each ship using the Patented Technology and furnish **PERKO** monthly reports with respect thereto in a form that may be reasonably specified from time to time by **PERKO**, **LICENSEE** shall afford **PERKO** or its representatives a reasonable opportunity once every month, during business hours and on at least 24 hours' prior notice, to

conduct an examination of **LICENSEE's** books and records relating to this Agreement in order to ensure that **LICENSEE** is meeting its obligations to **PERKO** as provided in this Agreement. In the event that any review of the books and records of **LICENSEE** indicates that it has failed to properly account to **PERKO** and the amount due **PERKO** is in excess of 5% of the total amount due, **LICENSEE** shall promptly pay to **PERKO** the sum due together with 18% per annum interest calculated on a 360 day year and any costs including professional fees incurred by **PERKO** in reviewing the books and records of **LICENSEE**.

10. **CONFIDENTIALITY**. It is understood and agreed that any of **PERKO** trade secrets or Proprietary Information that may from time to time be made available to become known to **LICENSEE** are to be treated as confidential, are to be used solely in connection with **LICENSEE**'s performance under the terms of this Agreement and are not to be disclosed to any persons other than employees of **LICENSEE** who have a reasonable need for access thereto in connection with **LICENSEE**'s performance of its duties hereunder. Reasonable measures shall be taken to protect the confidentiality of **PERKO'** trade secrets, Proprietary Information and any memoranda or papers containing trade secrets or Proprietary Information of **PERKO** that **LICENSEE** may receive in connection herewith are to be returned to **PERKO** upon request. **LICENSEE**'s obligations and duties under this section shall survive any termination of this Agreement. If this **LICENSEE** is a corporation or other legal entity, **LICENSEE** shall have all officers, directors, partners and beneficial owners of any equity interest to execute such agreement as may be prepared by **PERKO** agreeing to be bound by paragraphs 11, and 12 of this Agreement.

11. **TRADE SECRETS AND PROPRIETARY INFORMATION**. Subject to the foregoing, **LICENSEE** acknowledges the validity of and ownership by **PERKO** of the trade secrets and Proprietary Information in connection with the Patent and agrees to take no action that would prejudice or interfere with the validity or ownership. All use of the trade secrets and Proprietary Information by **LICENSEE** under this Agreement shall inure to the exclusive benefit of **PERKO**.

12. **INJUNCTIVE RELIEF.** **PERKO** shall have the right to injunctive relief to enforce the covenants of Paragraph 11 of this Agreement, without having to plead or prove irreparable harm or lack of adequate remedy at law in addition to any other relief to which it may be entitled at law or in equity.

13. **ABSOLUTE RESTRICTION ON TRANSFER WITHOUT PERKO' CONSENT.** The grant of the License hereunder is unique to **LICENSEE** and may not be transferred, or in effect transferred in whole or in part, whether by independent agreement, acquisition by another party of **LICENSEE**'s capital stock or assets, mortgage pledge, lease or other assignment as security, merger, consolidation or other reorganization, the succession by another party to **LICENSEE**'s business by operation of law, as a consequence of any transaction that results in a change in the ownership or right of control of **LICENSEE** or otherwise unless **PERKO** has expressly consented in writing thereto.

In the event that there is an acquisition by another party of **LICENSEE**'s capital stock or assets, mortgage pledge, lease or other assignment as security, merger, consolidation or other reorganization, the succession by another party to **LICENSEE**'s business by operation of law, as a consequence of any transaction that results in a change in the ownership or right of control of **LICENSEE** or otherwise, without PERKO' specific written consent as to that event or occurrence, PERKO, at his sole option may immediately terminate this Agreement.

This Agreement shall immediately terminate, without further action on the part of any party, in the event that insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, designating **LICENSEE** as the bankrupt or insolvent, are instituted, pending or threatened or if **LICENSEE** makes an assignment for the benefit of creditors or takes any action with a view to, or that would constitute the basis for, the institution of any such insolvency proceedings.

14. **TERMINATION BY PERKO UPON NOTICE**. This Agreement may be terminated at any time by **PERKO** in the event that **LICENSEE** shall fail to perform any of the covenants and obligations herein. Upon written notice of termination delivered to **LICENSEE** by **PERKO**, stating the nature and character of the breach and allowing **LICENSEE** an opportunity to cure such failure within 15 days after giving notice, if the failure has not been corrected by **LICENSEE** within the 15 day period **PERKO** may terminate this Agreement forthwith without the requirement of any additional notice to **LICENSEE** to that effect. Notwithstanding the above, **PERKO** is not required to give **LICENSEE** the opportunity to correct a default that is a repetition within any 12 month period of a prior default for the same cause and may terminate this Agreement forthwith by written notice.

15. **WAIVER**. The failure of either party to give notice of nonperformance or termination shall not constitute a waiver of the covenants, terms, or conditions herein or of the rights of either party thereafter to enforce those covenants, terms, or conditions or to terminate this Agreement upon any subsequent occurrence or date.

16. **ACTIONS TO BE TAKEN UPON TERMINATION OF LICENSE**. Upon the termination of this Agreement, except as may otherwise be provided herein, the license and all rights and privileges granted to **LICENSEE** under this Agreement shall immediately cease and terminate and **LICENSEE** in the absence of a renewal agreement shall thereupon immediately discontinue forever (i) the production of vessels that incorporate the Patent and (ii) the use of the Patents trade secrets and Proprietary Information in connection with LICENSEE'S business. Provided however that any vessel that is being constructed at the time the License is terminated may be completed operating at the time the License. Notwithstanding the termination of the License, the Royalty is due and payable in perpetuity as long as the vessels using the Patented Technology are operational and the obligation to pay Royalties shall survive the termination of this License.

17. **ASSIGNMENT AND TRANSFER.** This License may not be assigned or transferred by **LICENSEE** except with the prior approval of PERKO, which shall be at his sole discretion.

18. **Further Assurances**. The parties agree to execute and deliver from time to time at the request of any of the other parties to this Agreement and without further consideration, such additional documents and to take such other action necessary to consummate the transactions contemplated herein.

19. **Notices**. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

LICENSEE	Perko Worldwide, Corp. 2650 SW 18th Street Fort Lauderdale, FL
PERKO	David Perko 2650 SW 18th Street Fort Lauderdale, FL

or to such other address as either of them, by written notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

20. **Governing Law.** This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be brought in a court of competent jurisdiction in Broward County, Florida and governed or interpreted according to the internal laws of the State of Florida.

21. **Entire Agreement**. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral or written agreements regarding the same subject matter.

22. **Severability Clause**. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

23. **Successors**. Subject to the provisions of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24. **Section and Paragraph Headings**. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

25. **Amendment.** This Agreement may be amended only by an instrument in writing executed by all parties hereto.

26. **COUNTERPARTS.** This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature, provided however that original signatures must be provided within five business days from the date of signing.

27. **SURVIVAL.** Paragraphs 4(c), 9, 10, 11, 12 and 16 shall survive the termination of this License and shall remain in full force and effect.

IN WITNESS WHEREOF, LICENSEE and **PERKO** have executed this Agreement as of the date and year first above written.

____
David Perko, Individually

Perko Worldwide, Corp.

By: ______________________________
David Perko, President

EXHIBIT A
PROMISSORY NOTE